Exhibit 99.2

August 15, 2018

Enphase Energy Announces Pricing of $60 Million of 4.00% Convertible Senior Notes Due 2023

PETALUMA, Calif., Aug. 15, 2018 (GLOBE NEWSWIRE) — Enphase Energy, Inc. (NASDAQ:ENPH) (“Enphase Energy” or the “Company”) today announced the pricing of $60 million aggregate principal amount of convertible senior notes due 2023 (the “Convertible Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Additionally, an affiliate of the Company who is a director and stockholder, Thurman John Rodgers, agreed to purchase $5.0 million aggregate principal amount of convertible senior notes due 2023 (the “Affiliate Notes” and together with the Convertible Notes, the “Notes”) in a concurrent private placement. The sale of the Convertible Notes to the initial purchasers is expected to settle on August 17, 2018, subject to customary closing conditions, and is expected to result in approximately $57.6 million in net proceeds to the Company after deducting fees and estimated offering expenses payable by the Company. The sale of the Affiliate Notes is expected to settle on or about August 17, 2018, subject to customary closing conditions, and is expected to result in approximately $4.9 million in net proceeds to the Company.

The Notes will be senior unsecured obligations of the Company. The Notes will bear interest at a rate of 4.00% per year and are expected to pay interest semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2019. The Notes will be convertible into shares of the Company’s common stock and will mature on August 1, 2023, unless earlier converted or repurchased in accordance with their terms. The Company may not redeem the Notes prior to maturity.

The Company intends to use the net proceeds from the offering of the Convertible Notes and the concurrent private placement of the Affiliate Notes for general corporate purposes, which may include the repayment of indebtedness, working capital, and potential acquisitions and strategic transactions.

The initial conversion rate for the Notes is 180.0180 shares of the Company’s common stock per $1,000 principal amount of the Notes (which is equivalent to an initial conversion price of approximately $5.56 per share of the Company’s common stock). Holders of the Notes may convert all or any portion of their notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding August 1, 2023. The last reported sale price of the Company’s common stock on August 14, 2018 was $5.05 per share.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes, the Affiliate Notes or the shares of the Company’s common stock issuable upon conversion of the Notes, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Convertible Notes, the Affiliate Notes and the shares of the Company’s common stock issuable upon conversion of the Notes have not been and will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering of the Convertible Notes is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and the offering of the Affiliate Notes is being made to an accredited investor in reliance on Section 4(a)(2) of the Securities Act.

About Enphase Energy, Inc.

Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that connect solar generation, storage and management on one intelligent platform.

Forward-Looking Statements

This announcement contains certain forward-looking statements based on the Company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including the anticipated use of the net proceeds from the offering of the Convertible Notes and the Affiliate Notes and that address activities or results that the Company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, are forward-looking statements. Actual events may differ materially from those expressed or implied by these forward-looking statements, including the possibility that the Company does not consummate the offerings; changes in the anticipated use of the net proceeds of the offerings, which could change as a result of market conditions or for other reasons related to the Company’s business; and the impact of general economic, industry or political conditions in the United States or internationally. For a discussion of factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

Contact:

Christina Carrabino

Investor Relations

ir@enphaseenergy.com

+1-707-763-4784 x7294